Exhibit (c)(3)(J) PRESENTATION TO THE CONFLICTS COMMITTEE OF THE BOARD OF DIRECTORS OF HOLLY LOGISTIC SERVICES, L.L.C. August 15, 2023

Table of Contents I. Transaction Summary 2 II. HEP Valuation Detail 7 III. DINO Valuation Detail 20 IV. Appendix 32 Tab A: HEP Valuation Analysis Support 33 Tab B: DINO Valuation Analysis Support 36 1

I. TRANSACTION SUMMARY 2

CONFIDENTIAL

Summary of Transaction

Transaction Summary	
Overview	▪ HF Sinclair Corporation ("DINO") to acquire all the publicly held common units representing limited partner interests in Holly Energy Partners, L.P. ("HEP") not already owned by DINO and its affiliates (the "Unaffiliated Units") (such unitholders the "Unaffiliated Unitholders") for a combination of DINO common stock and cash (the "Transaction")
Consideration	▪ Each Unaffiliated Unit will be converted into: – 0.3150 newly issued shares of DINO common stock – $4.00 of cash ▪ Equates to 82% stock / 18% cash
Financing	▪ Expected to be funded with DINO's existing sources of liquidity – Undrawn $1.65bn revolver – Balance sheet cash: $1.2bn (as of 6/30/23) – Credit Rating: Baa3 / BBB- ▪ No financing condition
Structure	▪ HEP would merge with and into a newly-formed wholly-owned subsidiary of DINO ("Merger Sub"), with HEP surviving the merger
Approvals	▪ Affirmative vote of a majority of votes cast by DINO stockholders (stock issuance to 5% holder) – Sinclair Family owns 14% ▪ Affirmative vote of a majority of the HEP common units outstanding – DINO has agreed to vote its 47% interest in favor of the Transaction – Sinclair Family owns another 17% ▪ Special Approval by the HEP Conflicts Committee ▪ Customary closing conditions
Other	▪ HEP unitholders to continue to receive regular quarterly distributions consistent with past practice, not to exceed $0.35/unit per quarter

Transaction at a Glance	
HEP Ownership	▪ DINO: 47% ▪ Unaffiliated Unitholders: 53% ▪ Sinclair Family: 17% (included in Unaffiliated Unitholders)
Implied HEP Value ($/Unit)	▪ DINO Share Price: $57.95 ▪ Exchange Ratio ("XR"): 0.3150x ▪ Cash: $4.00 ▪ Total Implied Value: $22.25
Transaction Size	▪ $1.5bn
Implied Premiums	▪ Unaffected Spot: 40% ▪ Unaffected 30-day VWAP: 30% ▪ Current: 3% ▪ VWAP Since Unaffected: 18%

Note: Market data as of August 14, 2023.
Source: Management guidance, FactSet, public disclosure.

INTREPID | 3

Illustrative Premiums and Valuation Benchmarking Illustrative Premiums Illustrative Valuation Benchmarking Transaction Consideration TEV / 2023E EBITDA (1) Time Period HEP Unit Price ($22.25) vs. Reference Period 9.4x 9.2x Unaffected Price $15.92 +40% 8.4x (5/3/23) 8.4x 8.0x Closing Price +3% $21.55 (8/14/23) HEP @ DKL NS PAA Transaction Unaffected $16.73 +33% 10-Day VWAP 2023E DCF Yield 18.3% 15.5% Unaffected 14.0% $16.93 +31% 15.5% 20-Day VWAP 11.8% Unaffected +30% $17.10 30-Day VWAP HEP @ DKL NS PAA Transaction Unaffected $17.77 +25% LTM VWAP 2023E DPU Yield Unaffected 52-Week High $20.00 +11% 10.4% 10.2% (6/6/22) 10.2% 6.3% 7.0% Current 52-Week High +2% $21.74 (8/11/23) HEP @ DKL NS PAA VWAP Since Transaction $18.85 +18% Unaffected Peer Median Note: Market data as of August 14, 2023. 4 (1) Based on current DINO share price. Source: Management guidance, Wall Street research, FactSet.

CONFIDENTIAL

Comparison of the Transaction to Precedent Transaction Premiums

Trading Metrics and Implied Transaction Value vs. Unaffected HEP Metrics

		T-1	10-Day VWAP	20-Day VWAP	30-Day VWAP	60-Day VWAP	90-Day VWAP	52-Wk High	52-Wk Low
	Reference Metric:	T-1	10-Day VWAP	20-Day VWAP	30-Day VWAP	60-Day VWAP	90-Day VWAP	52-Wk High	52-Wk Low
	HEP Unit Price:	$15.92	$16.73	$16.93	$17.10	$17.73	$18.09	$20.00	$15.66
Unaffected(1)	Stock Consideration:	$13.20	$13.61	$14.02	$14.49	$15.19	$15.62	$20.67	$13.11
Unaffected(1)	Total Consideration:	$17.20	$17.61	$18.02	$18.49	$19.19	$19.62	$24.67	$17.11
Unaffected(1)	Implied Premium:	8%	5%	6%	8%	8%	8%	23%	9%
Current(2)	Stock Consideration:	$18.25							
Current(2)	Total Consideration:	$22.25							
Current(2)	Implied Premium:	40%	33%	31%	30%	26%	23%	11%	42%

Transaction Implied Premium/(Discount) vs. MLP Buy-In Precedent Transaction Premiums


56%
40%
11%
8%
(9%)
47%
33%
12%
5%
(4%)
49%
31%
10%
6%
1%
47%
30%
10%
8%
0%
43%
26%
11%
8%
(1%)
35%
23%
10%
8%
(3%)
23%
12%
11%
(10%)
(61%)
261%
42%
32%
14%
9%
Precedents (High-Low Range)
Precedents (Mean)
Precedents (Median)
Transaction @ Unaffected DINO(1)
Transaction @ Current DINO(2)

Note: Market data as of August 14, 2023.
(1) Calculated assuming unaffected DINO share price metric and $4.00 of cash consideration.
(2) Calculated assuming current DINO share price of $57.95 and $4.00 of cash consideration.
Source: Public disclosure, Wall Street research, FactSet.

INTREPID 5

Intrepid’s Due Diligence Process Fairness Opinion Requested: Intrepid Partners, LLC (“Intrepid”, “us”, “our” and “we”) has been asked by the conflicts committee (the “Committee”) of the board of directors of Holly Logistic Services, L.L.C. (the “General Partner”), the ultimate general partner of HEP, whether, in Intrepid’s opinion, as of the date hereof, the Consideration to be paid in the Transaction is fair, from a financial point of view, to the Unaffiliated Unitholders. In connection with our Opinion, we have, among other due diligence: i. Reviewed a draft of the Merger Agreement (draft dated August [14], 2023); ii. Reviewed the Partnership’s Second Amended and Restated Agreement of Limited Partnership, dated as of October 31, 2017 (the “Partnership Agreement”); iii. Reviewed certain presentations to the Committee from the management of the General Partner and DINO; iv. Reviewed certain publicly available information relating to HEP and DINO that we deemed relevant, including each of HEP’s and DINO’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2022, Quarterly Reports on Form 10-Q for the three months ended March 31, 2023 and June 30, 2023, and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission; v. Reviewed HEP’s and DINO’s business plan with management of the General Partner and DINO, including, but not limited to, a detailed review of business segments, certain material growth projects and commercial contracts and legal, environmental, regulatory and other matters; vi. Discussed the distribution policy for HEP and the dividend policy for DINO with the management of the General Partner and DINO; vii. Reviewed certain recent corporate announcements made by HEP and DINO; viii. Reviewed certain non-public projected financial data and related assumptions of each of HEP and DINO, as prepared and furnished to us by management of the General Partner and DINO; ix. Discussed past and current operations and operational projections of each of HEP and DINO with management of the General Partner and DINO, including their views on the risks and uncertainties in achieving the projections set forth in the forecasts provided; x. Discussed the strategic rationale for, and potential benefits of, the Transaction with management of the General Partner and DINO; xi. Performed discounted cash flow analyses based on forecasts and other data provided by management of the General Partner and DINO; xii. Reviewed and analyzed publicly available historical and current financial information, debt trading data, unit and stock price data and broker research estimates with respect to certain public companies with operations and assets that we considered comparable to each of HEP and DINO; xiii. Reviewed the financial metrics of certain historical transactions that we deemed relevant and compared such financial metrics to those implied by the Transaction; and xiv. Conducted such other studies and investigations, performed such other analyses and examinations, reviewed such other information and considered such other factors that we deemed appropriate for purposes of providing our opinion. 6

II. HEP VALUATION DETAIL 7

HEP | Summary of Management’s Financial Projections ~80% of HEP revenue during the forecast period is from DINO Adjusted EBITDA and Distributable Cash Flow ($mm) Capex ($mm) ’23E – ’28E EBITDA CAGR: 2.2% ’23E – ’28E DCF CAGR: 3.7% $511 $497 $477 $480 $77 $474 $458 $415 $62 $25 $400 $44 $398 $42 $42 $42 $41 $378 $30 $360 $349 $21 $0 $332 $10 $10 $10 $10 $10 $307 $3 $32 $32 $32 $32 $31 $31 $30 2022A 2023E 2024E 2025E 2026E 2027E 2028E 2022A 2023E 2024E 2025E 2026E 2027E 2028E Maintenance Capex Growth & JV Investment Adjusted EBITDA Distributable Cash Flow Turnaround Capital MidCon Capital DPU ($/unit) and Coverage (x) Leverage – End of Period (x) 3.8x 2.1x 2.3x 2.2x 2.0x 2.0x 1.9x 3.1x 1.7x 2.5x $1.40 $1.40 $1.40 $1.40 $1.40 $1.40 $1.40 2.1x 1.9x 1.8x 1.7x 3.7x 3.0x 2.5x 2.1x 1.6x 1.1x 0.6x 2022A 2023E 2024E 2025E 2026E 2027E 2028E 2022A 2023E 2024E 2025E 2026E 2027E 2028E Gross Leverage Net Leverage Distribution Per Unit Coverage 8 Source: Management guidance, public disclosure.

CONFIDENTIAL

HEP | Summary of Valuation Methodologies Used

Methodology	Description / Key Metrics
Historical Market Valuations and Wall Street Research *(For Reference Only)*	▪ Analyzed historical market trading performance and valuation ▪ Reviewed research analyst price targets included in equity research from four investment banks
Comparable Public Company Trading Analysis	▪ Valuation based on trading metrics of selected peers: – Liquids Transportation and Storage ("LT&S") Peers: DKL, NS and PAA – Small Cap. MLP Peers: CAPL, GEL, and GLP ▪ Metrics included: (i) TEV/EBITDA, (ii) LP Distributable Cash Flow Yield and (iii) LP Distribution Yield – Metrics (i) and (ii) evaluated on a 2023E and 2024E basis; metric (iii) evaluated on a 2023E basis
Discounted Cash Flow Analysis	▪ Valuation based on the present value of future free cash flows ("FCF") expected to be generated by HEP and an assumed terminal value (calculated by applying a range of terminal multiples to terminal year EBITDA) – Evaluated on an unlevered FCF basis – Ranges of terminal multiples based on public companies operating with similar asset profiles – Discount rate range reflective of HEP's weighted average cost of capital ("WACC") o HEP WACC implied by capital asset pricing model ("CAPM") and an analysis of public companies operating with similar asset profiles
Distribution Discount Model ("DDM")	▪ Valuation based on the present value of future expected distributions paid by HEP and an assumed terminal value (calculated by applying a range of distribution yields to the terminal year distribution) – Ranges of terminal distribution yields based on trading yields of public companies operating with similar asset profiles – Discount rate range reflective of HEP's cost of equity capital ("Ke") o HEP Ke implied by CAPM and an analysis of public companies operating with similar asset profiles
Precedent Transactions	▪ Valuation based on metrics for comparable MLP buy-in transactions ▪ Metrics include: (i) LP Distributable Cash Flow Yield and (ii) LP Distribution Yield – Evaluated on a FY+1 basis
Precedent Premiums Paid	▪ Premiums paid analysis based on comparable MLP buy-in transactions

INTREPID | 9

HEP | Preliminary Valuation Analysis (1) Methodology Metric Reference Range Implied Unit Price ($) Unaffected 52-Week Trading Range Unaffected: $15.92 $15.66 $20.00 Trading Range Low (7/6/22) – High (6/6/22) Current: $21.55 (3) Unaffected Unit Price Target Range $18.00 $23.00 (Low – Median – High) $20.00 Wall Street (2) Transaction: $22.25 Research (3) Post-Announcement Unit Price Target Range $17.00 $21.00 (Low – Median – High) $19.00 Discounted WACC: 10.5% – 8.5% PV of Unlevered FCF $19.81 $26.13 Cash Flow Term. Mult.: 7.00x – 8.50x Distribution Ke: 13.25% – 9.00% PV of LP DPU $13.20 $18.15 Discount Model Term. Yield: 9.25% – 7.25% Trading (4) Range of Metrics Various $15.32 $20.32 Comparables Precedent (4) Range of Metrics Various $18.11 $23.58 Transactions Precedent Unaffected Close: 10% – 25% $17.51 $19.90 Premiums Paid $15.92 $5 $10 $15 $20 $25 $30 $35 Note: Market data as of August 14, 2023. (1) Based on $1,498mm of net debt as of June 30, 2023. (2) Based on current DINO share price and 0.3150x exchange ratio plus $4.00 cash consideration. (3) Forward target price. 10 (4) Reflects average low and average high implied unit price. Source: Management guidance, Wall Street research, Bloomberg, FactSet. For Reference Only

Illustrative “Has / Gets” Analysis Reflects implied value HEP “gets” per unit under different valuation methodologies at the Transaction (0.3150x + $4.00) Implied Value per HEP Unit HEP Illustrative Value per Unit 0.3150x Exchange Ratio + $4.00 Cash per Unit Methodology DINO Illustrative Value per Share (HEP “Has”) (HEP “Gets”) Market Trading $41.63 $65.61 $15.66 $20.00 $17.11 $24.67 (52-Week High/Low) Wall Street $44.00 $70.00 $17.00 $21.00 $17.86 $26.05 Research (Post- Announcement) Discounted Cash $58.88 $72.38 $19.81 $26.13 $22.55 $26.80 Flow (Management) Discounted Cash $52.08 $64.40 $19.81 $26.13 $20.40 $24.28 Flow (Sensitivity) Trading $51.02 $67.35 $15.32 $20.32 $20.07 $25.21 Comparables Precedent $51.02 $67.35 $18.11 $23.58 $20.07 $25.21 Transactions $10 $15 $20 $25 $30 $20 $30 $40 $50 $60 $70 $80 $90 $10 $15 $20 $25 $30 $10 $15 $20 $25 $30 DINO Value HEP “Has” HEP “Gets” 11 Note: Market data as of August 14, 2023. Does not include impact from synergies and tax savings. Source: Management guidance, Wall Street research, Factset, Bloomberg.

Volume (000s) HEP Unit Price Performance & Trading Statistics HEP Two-Year Price Performance Unaffected Historical Trading Stats Unaffected Historical Trading $22 2,500 ADTV ADTV 10-Day 20-Day 30-Day 1-Year HEP: VWAP (mm) ($mm) $21.55 VWAP $16.73 $16.93 $17.10 $17.77 16% High $17.15 $17.40 $17.69 $20.00 Unaffected (1) $15.92 0.1 $1.4 Low $15.92 $15.92 $15.92 $15.66 (5/3/23) $20 2,000 Unaffected $16.73 0.1 $1.8 10-Day $18.61 Unaffected $16.93 0.1 $1.5 20-Day $18 1,500 Unaffected $17.10 0.1 $1.5 30-Day Unaffected $17.73 0.1 $2.0 $16 1,000 60-Day Unaffected $18.09 0.1 $2.1 90-Day $14 500 Unaffected $18.03 0.2 $2.8 180-Day Unaffected $17.77 0.2 $2.9 1-Year $12 -- Aug-21 Dec-21 Apr-22 Aug-22 Dec-22 Apr-23 Aug-23 Volume HEP Initial Proposal Received Note: Market data as of August 14, 2023. 12 (1) Reflects closing price. Source: FactSet, public disclosure.

HEP | Discounted Cash Flow Analysis Projected Forecast Period ($mm, unless otherwise noted) 2H2023E 2024E 2025E 2026E 2027E 2028E Terminal Adj. EBITDA $249 $477 $474 $480 $497 $511 $511 (-) Maintenance Capex (21) (31) (32) (32) (32) (32) (31) (-) Turnaround Expense -- (3) -- -- -- (30) (8) (-) MidCon Capital -- (10) (10) (10) (10) -- -- (-) Growth Capex (3) -- -- -- -- -- -- (+/-) Changes in Net Working Capital (15) 6 (1) (2) (2) (2) -- (1) (+/-) Other 11 20 20 20 20 20 20 Unlevered Free Cash Flow ( UFCF ) $222 $459 $451 $457 $474 $468 $491 Discounted Unlevered Free Cash Flows (9.50% WACC) $217 $419 $376 $348 $329 $297 Present Value of Unlev. FCF (9.50% WACC) $1,986 Terminal Adj. EBITDA $511 (x) Terminal Multiple 7.75x Terminal Value (Undiscounted) $3,960 Present Value of Terminal Value (9.50% WACC) $2,403 Memo: % of Total TEV 54.8% Memo: Implied Perpetuity Growth Rate (3.1%) Implied TEV $4,389 (-) Debt (1,506) (+) Cash 8 Implied Equity Value $2,891 (÷) Total Units Outstanding (mm) 126.6 Implied Unit Price $22.84 Sensitivity Analysis $mm, unless per unit data Implied TEV Implied Equity Value Implied Unit Price Implied Perpetuity Growth Rate PV of Terminal Adj. EBITDA Multiple UFCF 7.00x 7.38x 7.75x 8.13x 8.50x 7.00x 7.38x 7.75x 8.13x 8.50x 7.00x 7.38x 7.75x 8.13x 8.50x 7.00x 7.38x 7.75x 8.13x 8.50x 10.50% $1,941 $4,006 $4,116 $4,227 $4,337 $4,448 $2,507 $2,618 $2,729 $2,839 $2,950 $19.81 $20.68 $21.55 $22.43 $23.30 (3.4%) (2.8%) (2.2%) (1.7%) (1.2%) 10.00% 1,963 4,080 4,194 4,307 4,420 4,534 2,582 2,695 2,809 2,922 3,036 20.40 21.29 22.19 23.08 23.98 (3.9%) (3.2%) (2.7%) (2.1%) (1.7%) 9.50% 1,986 4,157 4,273 4,389 4,506 4,622 2,659 2,775 2,891 3,008 3,124 21.00 21.92 22.84 23.76 24.68 (4.3%) (3.6%) (3.1%) (2.6%) (2.1%) 9.00% 2,009 4,236 4,355 4,474 4,593 4,713 2,738 2,857 2,976 3,095 3,215 21.62 22.57 23.51 24.45 25.39 (4.7%) (4.1%) (3.5%) (3.0%) (2.5%) 8.50% 2,033 4,317 4,439 4,561 4,684 4,806 2,818 2,941 3,063 3,185 3,308 22.26 23.23 24.20 25.16 26.13 (5.1%) (4.5%) (3.9%) (3.4%) (2.9%) Note: Discounted cash flow analysis based on cash flows discounted to June 30, 2023. Assumes mid-year discounting convention. 13 (1) Includes tariffs, adjustments to opex, taxes, stock-based compensation, reimbursables and other cash adjustments. Source: Management guidance. WACC

HEP | Distribution Discount Model Projected Forecast Period ($mm, unless otherwise noted) 2H2023E 2024E 2025E 2026E 2027E 2028E Terminal Total LP Distributable Cash Flow $180 $349 $360 $378 $400 $398 (/) Average Units Outstanding (mm) 126.6 126.6 126.6 126.6 126.6 126.6 LP DCF / Unit ( LP DCFPU ) $1.42 $2.76 $2.85 $2.98 $3.16 $3.15 LP Distribution / Unit ( LP DPU ) $0.70 $1.40 $1.40 $1.40 $1.40 $1.40 $1.40 Memo: Implied Coverage (x) 2.0x 2.0x 2.0x 2.1x 2.3x 2.2x Discounted LP DPU (11.125% Ke) $0.68 $1.26 $1.13 $1.02 $0.92 $0.83 Present Value of LP DPU (11.125% Ke) $5.84 Terminal LP DPU $1.40 (/) Terminal Yield 8.3% Terminal Value (Undiscounted) $16.97 Present Value of Terminal Value (11.125% Ke) $9.50 Memo: % of Total 61.9% Implied Unit Price $15.34 Sensitivity Analysis $/unit, unless otherwise noted PV of Terminal Value Implied Unit Price PV of Terminal Yield DPU 9.25% 8.75% 8.25% 7.75% 7.25% 9.25% 8.75% 8.25% 7.75% 7.25% 13.250% $5.57 $7.63 $8.07 $8.56 $9.11 $9.74 $13.20 $13.64 $14.13 $14.68 $15.31 12.188% 5.70 8.04 8.50 9.01 9.59 10.26 13.74 14.20 14.72 15.30 15.96 11.125% 5.84 8.47 8.96 9.50 10.11 10.81 14.31 14.79 15.34 15.95 16.65 10.063% 5.98 8.93 9.44 10.01 10.66 11.39 14.91 15.42 15.99 16.64 17.38 9.000% 6.13 9.42 9.96 10.56 11.24 12.02 15.55 16.09 16.69 17.37 18.15 14 Note: Discounted cash flow analysis based on distributions discounted to June 30, 2023. Assumes mid-year discounting convention. Source: Management guidance. Cost of Equity

HEP | Preliminary Illustrative Valuation Analysis – Trading Comparables (1) Methodology Metric Reference Range Implied Unit Price ($) Unaffected: $15.92 2023E Adj. EBITDA $15.28 $20.70 7.5x – 9.0x $458mm Current: $21.55 (2) Transaction: $22.25 2024E Adj. EBITDA $14.56 $20.21 7.0x – 8.5x $477mm 2023E DCF per Unit $15.89 $20.97 16.5% – 12.5% $2.62/unit Trading Comparables 2024E DCF per Unit 17.5% – 13.5% $15.76 $20.42 $2.76/unit 2023E Distribution per Unit $15.14 $19.31 9.25% – 7.25% $1.40/unit Reference Range $15.32 $20.32 $5 $10 $15 $20 $25 $30 $35 Note: Market data as of August 14, 2023. (1) Based on $1,498mm of net debt and 126.6mm units outstanding as of June 30, 2023. 15 (2) Based on current DINO share price and 0.3150x exchange ratio plus $4.00 cash consideration. Source: Management guidance, Wall Street research, FactSet.

CONFIDENTIAL

HEP | Comparable Public Company Trading Analysis

	Company	Unit Price	Market Cap[1]	TEV[2]	TEV/EBITDA 2023E	TEV/EBITDA 2024E	LP DCF Yield 2023E	LP DCF Yield 2024E	Dist. Yield LQA	Dist. Yield 2023E	LP Dist. Coverage 2023E	LP Dist. Coverage 2024E	Lev. (LTM EBITDA)[3] Debt	Lev. (LTM EBITDA)[3] Adj. Debt[4]	'23E - '25E CAGR[5] EBITDA	'23E - '25E CAGR[5] Distr.	Trading Liq. 30-day ADTV
LT&S	Plains All American	$15.29	$10.7	$20.5	8.0x	7.8x	15.5%	17.2%	7.0%	7.0%	2.2x	2.1x	3.1x	4.2x	1.2%	14.1%	$49.5
LT&S	NuStar Energy	15.37	1.9	6.1	8.4x	8.1x	18.3%	21.0%	10.4%	10.4%	1.8x	2.0x	4.1x	5.1x	2.2%	0.2%	7.3
LT&S	Delek Logistics Partners	40.62	1.8	3.5	9.2x	8.7x	14.0%	14.8%	10.2%	10.2%	1.4x	1.4x	4.6x	4.6x	5.5%	3.4%	5.5
Small Cap MLPs	Genesis Energy	9.39	1.2	5.9	8.0x	7.7x	24.0%	23.4%	6.4%	6.4%	3.8x	3.7x	5.1x	6.3x	7.3%	5.3%	5.9
Small Cap MLPs	Global Partners	32.31	1.1	2.2	6.4x	6.2x	16.6%	16.4%	8.4%	8.3%	1.8x	1.7x	2.2x	2.6x	3.2%	3.5%	2.3
Small Cap MLPs	CrossAmerica Partners	19.86	0.8	1.5	10.1x	9.5x	13.7%	14.5%	10.6%	10.6%	1.3x	1.4x	4.3x	4.4x	6.2%	--	0.8
	Mean - All (6 Companies)				**8.3x**	**8.0x**	**17.0%**	**17.9%**	**8.8%**	**8.8%**	**2.0x**	**2.0x**	**3.9x**	**4.5x**	**4.3%**	**4.4%**	**$11.9**
	Median - All (6 Companies)				**8.2x**	**8.0x**	**16.1%**	**16.8%**	**9.3%**	**9.3%**	**1.8x**	**1.9x**	**4.2x**	**4.5x**	**4.3%**	**3.5%**	**$5.7**
	Mean - LT&S (3 Companies)				**8.5x**	**8.2x**	**15.9%**	**17.7%**	**9.2%**	**9.2%**	**1.8x**	**1.8x**	**3.9x**	**4.6x**	**3.0%**	**5.9%**	**$20.8**
	Median - LT&S (3 Companies)				**8.4x**	**8.1x**	**15.5%**	**17.2%**	**10.2%**	**10.2%**	**1.8x**	**2.0x**	**4.1x**	**4.6x**	**2.2%**	**3.4%**	**$7.3**
	Mean - Small Cap. MLPs (3 Companies)				**8.2x**	**7.8x**	**18.1%**	**18.1%**	**8.4%**	**8.4%**	**2.3x**	**2.2x**	**3.9x**	**4.4x**	**5.5%**	**2.9%**	**$3.0**
	Median - Small Cap. MLPs (3 Companies)				**8.0x**	**7.7x**	**16.6%**	**16.4%**	**8.4%**	**8.3%**	**1.8x**	**1.7x**	**4.3x**	**4.4x**	**6.2%**	**3.5%**	**$2.3**
Mgmt.	Holly Energy Partners (Transaction)	$22.25	$2.8	$4.3	9.4x	9.0x	11.8%	12.4%	6.3%	6.3%	1.9x	2.0x	3.4x	3.4x	1.7%	--	$1.5[6]
Mgmt.	Holly Energy Partners (Current)	$21.55	$2.7	$4.2	9.2x	8.9x	12.2%	12.8%	6.5%	6.5%	1.9x	2.0x	3.4x	3.4x	1.7%	--	$1.5[6]
Consensus	Holly Energy Partners (Transaction)	$22.25	$2.8	$4.3	9.6x	9.3x	11.1%	11.1%	6.3%	6.5%	1.7x	1.7x	3.4x	3.4x	2.1%	5.8%	$1.5[6]
Consensus	Holly Energy Partners (Current)	$21.55	$2.7	$4.2	9.4x	9.1x	11.5%	11.5%	6.5%	6.8%	1.7x	1.7x	3.4x	3.4x	2.1%	5.8%	$1.5[6]

Note: Market data as of August 14, 2023; pro forma announced M&A and capital markets activity. Market capitalization and TEV shown in $bn. 30-day ADTV shown in $mm.
(1) Reflects LP market capitalization for MLPs (i.e., excludes economic GPs and/or IDR value).
(2) Reflects total enterprise value for MLPs (i.e., includes economic GPs and/or IDR value, if applicable, based on Intrepid estimates).
(3) LTM EBITDA as of June 30, 2023.
(4) Adjusted debt reflects 100% debt treatment for preferred equity.
(5) LT&S CAGRs reflect '23E – '24E for DKL due to lack of 2025E estimates. Select MLP CAGRs reflect '23E – '24E for CAPL and GLP due to lack of 2025E estimates.
(6) Reflects 30-day ADTV as of May 3, 2023.
Source: Public disclosure, FactSet, Wall Street research.

INTREPID

16

HEP | Preliminary Illustrative Valuation Analysis – Precedent Transactions Methodology Metric Reference Range Implied Unit Price ($) Unaffected: $15.92 Current: $21.55 2023E LP DCF / Unit: 14.0% – 11.0% $18.72 $23.83 $2.62 (1) Transaction: $22.25 Precedent 2023E DPU: $17.50 $23.33 8.0% – 6.0% Transactions $1.40 $18.11 $23.58 Reference Range $5 $10 $15 $20 $25 $30 $35 Note: Market data as of August 14, 2023. 17 (1) Based on current DINO share price and 0.3150x exchange ratio plus $4.00 cash consideration. Source: Management guidance, Wall Street research, FactSet, public disclosure.

CONFIDENTIAL

Selected Midstream Parent-MLP Buy-In Precedent Transactions

Includes selected transactions since 2016 with 8/8th equity value over $1bn

Unaff. Date	Buyer	Target	8/8ths Equity Value ($bn)[1]	Buyer % Owned	Transaction Metrics: FY+1 LP DCF Yield	Transaction Metrics: FY+1 LP DPU Yield	Transaction Metrics: % Cash Consid.	Final Prem. to Unaff.: 1-Day	Final Prem. to Unaff.: 30-Day VWAP
8/17/22	Phillips 66	DCP Midstream	$8.7	56%	14.2%	4.1%	100%	20%	28%
6/23/22	PBF Energy	PBF Logistics	1.1	48%	13.9%	6.8%	53%	32%	12%
5/13/22	Diamondback Energy	Rattler Midstream	2.2	74%	11.3%[2]	8.0%[2]	--%	17%	9%
2/10/22	Shell	Shell Midstream	6.2	69%	10.5%	7.6%	100%	23%	25%
10/25/21	Phillips 66	Phillips 66 Partners	10.1	70%	10.6%	4.2%	--%	7%	0%
8/4/21	BP	BP Midstream Partners	1.5	54%	11.2%	9.8%[2]	--%	11%	3%
2/4/21	Chevron Corp.	Noble Midstream Partners	1.1	62%	21.3%	6.0%	--%	(1%)	6%
10/2/20	TC Energy Corporation	TC PipeLines	2.1	24%	13.5%[2]	8.8%	--%	14%	12%
2/25/20	Equitrans Midstream	EQM Midstream Partners	4.6	54%	21.6%	5.2%	--%	0%	3%
8/27/19	Blackstone	Tallgrass Energy	6.3	44%	10.6%	10.0%	100%	56%	23%
4/1/19	UGI Corp.	AmeriGas Partners	3.3	26%	10.3%	8.9%	22%	13%	22%
11/7/18	Western Gas Equity Partners	Western Gas Partners	8.4	30%	8.5%	8.1%[2]	--%	8%	8%
10/19/18	EnLink Midstream	EnLink Midstream Partners	6.5	22%	9.2%	8.5%[2]	--%	1%	4%
10/17/18	Valero Energy	Valero Energy Partners	2.9	68%	7.0%	5.7%	100%	7%	12%
10/8/18	Antero Midstream GP LP	Antero Midstream Partners LP	5.8	--%	7.9%	7.2%	10%	5%	4%
9/18/18	Dominion Energy	Dominion Energy Midstream Partners	2.8	61%	8.2%	8.2%	--%	1%	8%
8/1/18	Energy Transfer Equity	Energy Transfer Partners	27.5	2%	12.5%	9.8%[2]	--%	11%	14%
6/1/18	OCI	OCI Partners	1.0	88%	13.0%	13.0%	100%	15%	15%
5/16/18	Enbridge	Spectra Energy Partners	17.6	83%	9.8%	8.7%	--%	10%	3%
5/16/18	Enbridge	Enbridge Energy Partners	4.9	33%	14.9%	9.1%	--%	9%	6%
3/15/18	Williams	Williams Partners	38.9	74%	7.6%	6.4%	--%	14%	13%
2/7/18	Tallgrass Energy GP	Tallgrass Energy Partners	3.5	35%	9.6%	8.4%[2]	--%	10%	10%
12/29/17	Archrock	Archrock Partners	1.0	41%	14.4%	7.8%	--%	23%	22%
9/23/16	Columbia Pipeline Group	Columbia Pipeline Partners	1.7	47%	4.9%	4.7%	100%	11%	17%
Summary Statistics (24 Transactions)									
75th Percentile			**$7.0**	**68%**	**13.6%**	**8.9%**	**64%**	**16%**	**15%**
Mean			**$7.1**	**48%**	**11.5%**	**7.7%**	**29%**	**13%**	**12%**
Median			**$4.0**	**51%**	**10.6%**	**8.0%**	**--%**	**11%**	**11%**
25th Percentile			**$2.0**	**32%**	**9.0%**	**6.3%**	**--%**	**7%**	**5%**
Holly Energy Partners / HF Sinclair (Transaction at Unaffected DINO)[3]									
5/3/23	**HF Sinclair Corporation**	**Holly Energy Partners**	**$2.2**	**47%**	**15.2%**	**8.1%**	**23%**	**8%**	**1%**
Holly Energy Partners / HF Sinclair (Transaction at Current DINO)[4]									
5/3/23	**HF Sinclair Corporation**	**Holly Energy Partners**	**$2.8**	**47%**	**11.8%**	**6.3%**	**18%**	**40%**	**30%**

Note: Excludes non-limited partnership/LLC transactions or transactions with non-US targets. Transaction metrics are based on management projections available in public disclosure (e.g., proxy statement). Market data as of August 14, 2023.

(1) Does not include value attributable to an economic general partner or to incentive distribution rights.

(2) Reflects yield based on Wall Street consensus metrics.

(3) Metrics are based off pricing as of the unaffected date ($17.20/unit total consideration).

(4) Metrics are based off pricing as of August 14, 2023 ($22.25/unit total consideration).

Source: FactSet, Wall Street research, Public disclosure.

INTREPID | 18

HEP | Wall Street Research Summary Selected HEP Target Price and Ratings Ratings Summary Pre-Announcement Post-Announcement Broker Date Target Rating Updated? Target Rating Citi 4/5/23 $20 Hold Yes $17 Hold Buy 1 Barclays 4/4/23 $18 Sell No $18 Sell Sell 2 Hold JP Morgan 3/8/23 $19 Sell Yes $20 Sell 1 Raymond James 2/24/23 $23 Buy Yes $21 Buy Max $23 1 Buy $21 1 Buy Median (4 Brokers) $20 1 Hold $19 1 Hold Mean (4 Brokers) $20 2 Sell $19 2 Sell Min $18 $17 19 Note: Market data as of August 14, 2023. Source: Wall Street research, Bloomberg.

III. DINO VALUATION DETAIL 20

DINO | Summary of Management’s Consolidated Financial Projections Management Consolidated EBITDA by Segment ($mm) (1) Corp/Other: ($38) ($39) ($39) ($40) ($41) ($42) $4,620 $3,191 $2,886 $2,842 $377 $2,670 $2,661 $2,602 $391 $395 $414 $397 $319 $428 $360 $410 $75 $441 $445 $437 $1,307 $62 $258 $361 $395 $391 $400 $2,395 $70 $79 $1,798 $1,685 $1,361 $1,328 $100 $1,318 $89 $112 ($194) 2020A 2021A 2022A 2023E 2024E 2025E 2026E 2027E 2028E Refining Marketing Renewables Lubricants HEP (2) Management Consolidated Unlevered FCF ($mm) (3) Capex: ($425) ($1,028) ($682) ($1,020) ($946) ($887) ($828) ($705) ($851) $3,938 $2,171 $2,000 $1,965 $1,896 $1,774 $1,810 $279 ($619) 2020A 2021A 2022A 2023E 2024E 2025E 2026E 2027E 2028E (1) Adjusted to reflect full consolidation of HEP. (2) Calculated as EBITDA less Capex (incl. turnarounds). 21 (3) Includes turnaround expense. Source: Management guidance, public disclosure.

CONFIDENTIAL

Summary of Sensitivity Case

At the Committee's request, Intrepid analyzed a projection case that sensitized the Renewables and Lubricants segments

	Renewables	Lubricants
Commentary	▪ Profitability drivers are highly volatile and include BOHO spread, D4 RIN price, LCFS price and blenders'/producers' tax credit ▪ Management projections include a large uptick in volume in 2024E, followed by gradual 1%-2% annual increases in utilization (1Q23A utilization was <50%) ▪ **Sensitivity reflects Wall Street research consensus average EBITDA from 2024E to 2027E and held flat thereafter**	▪ Forecast includes uplift from "McKinsey adjustments" related to potential commercial improvements (e.g., pricing strategy, SKU rationalization) ▪ Management's public commentary has indicated $250mm mid-cycle EBITDA ▪ **Sensitivity excludes cash flows from McKinsey adjustments**
2028E Impact to Total EBITDA (Terminal Year) ($mm)	**($127)** ***(5%)***	**($98)** ***(4%)***
Cumulative Impact to Total EBITDA (2H23E – 2028E) ($mm)	**($616)** ***(4%)***	**($390)** ***(3%)***
Aggregate EBITDA Impact (2H23E – 2028E) ($mm)	**($1,006)** ***(7%)***	

Source: Management guidance, Wall Street research.

INTREPID | 22

DINO | Summary of Valuation Methodologies Used Methodology Description / Key Metrics Historical Market ▪ Analyzed historical market trading performance and valuation Valuations and Wall Street Research ▪ Reviewed research analyst price targets included in equity research from twelve investment banks (For Reference Only) ▪ Valuation based on trading metrics of selected peers: – Large-cap. Refiner Peers: MPC, PSX and VLO Comparable Public Company Trading – Small- and Mid-cap. (“SMID-cap.”) Refiner Peers: CVI, DK, PARR, PBF and VTNR Analysis (1) ▪ Metrics included: (i) TEV/EBITDA and (ii) TEV/Unlevered Free Cash Flow – Evaluated on a 2023E and 2024E basis ▪ Valuation based on the present value of future cash flows expected to be generated by DINO and an assumed terminal value (calculated by applying a range of terminal multiples to terminal year EBITDA) – Evaluated on an unlevered FCF basis Discounted Cash Flow Analysis – Ranges of terminal multiples based on public companies operating with similar asset profiles – Discount rate range reflective of DINO’s weighted average cost of capital (“WACC”) o DINO WACC implied by CAPM and an analysis of public companies operating with similar asset profiles 23 (1) Defined as EBITDA less capex.

DINO | Preliminary Valuation Analysis Methodology Metric Reference Range Implied Share Price ($) Unaffected: $41.91 Unaffected 52-Week Trading Range Trading Range $41.63 $65.61 Low (5/2/23) – High (11/22/22) Current: $57.95 (1) Unaffected Share Price Target Range $50.00 $73.00 (Low – Median – High) $58.00 Wall Street Research (1) Post-Announcement Share Price Target Range $44.00 $70.00 (Low – Median – High) $59.00 Discounted Cash Flow $58.88 $72.38 (Management) WACC: 10.5% – 9.0% (2) PV of Unlevered FCF Term. Mult.: 5.25x – 6.25x Discounted Cash Flow $52.08 $64.40 (Sensitivity) Trading (3) Range of Metrics Various $51.02 $67.35 Comparables $10 $30 $50 $70 $90 Note: Market data as of August 14, 2023. (1) Forward target price. (2) Based on $2,010mm of net debt as of June 30, 2023 and NCI based on midpoint of HEP DCF analysis. 24 (3) Reflects average low and average high implied share price; based on $2,010mm of net debt as of June 30, 2023 and NCI based on HEP’s current unit price. Source: Management guidance, Wall Street research, Bloomberg. For Reference Only

DINO | Discounted Cash Flow Analysis Projected Forecast Period ($mm, unless otherwise noted) 2H2023E 2024E 2025E 2026E 2027E 2028E Terminal Refining $1,224 $1,798 $1,685 $1,328 $1,361 $1,318 $1,318 Marketing 35 70 79 89 100 112 112 400 Renewables 76 258 361 391 395 400 445 Lubricants 134 360 410 437 441 445 428 HEP 208 395 391 397 414 428 (-) Corporate, Other & Eliminations (19) (39) (39) (40) (41) (42) (42) EBITDA $1,658 $2,842 $2,886 $2,602 $2,670 $2,661 $2,661 (1) (-) Depreciation & Amortization (369) (739) (739) (739) (739) (739) (881) EBIT $1,289 $2,103 $2,147 $1,863 $1,931 $1,923 $1,923 (-) Taxes at 20.4% (263) (429) (438) (380) (394) (392) (392) NOPAT $1,026 $1,674 $1,709 $1,483 $1,537 $1,530 $1,530 (+) Depreciation & Amortization 369 739 739 739 739 739 881 (-) Sustaining Capex (489) (846) (787) (728) (605) (751) (781) (-) Discretionary Capex (27) (100) (100) (100) (100) (100) (100) (+/-) Change in NWC -- -- -- -- -- -- -- Unlevered Free Cash Flow ( UFCF ) $879 $1,467 $1,561 $1,393 $1,571 $1,418 $1,530 Discounted Unlevered Free Cash Flows (9.75% WACC) $859 $1,337 $1,296 $1,054 $1,083 $891 Present Value of Unlev. FCF (9.75% WACC) $6,519 Terminal EBITDA $2,661 (x) Terminal Multiple 5.75x Terminal Value (Undiscounted) $15,303 Present Value of Terminal Value (9.75% WACC) $9,173 Memo: % of Total TEV 58.5% Memo: Implied Perpetuity Growth Rate (0.7%) Implied TEV $15,691 (-) Debt (3,214) (2) (-) Minority Interest (1,530) (+) Cash 1,204 Implied Equity Value $12,151 (÷) Total Shares Outstanding (mm) 185.8 Implied Share Price $65.42 Sensitivity Analysis Implied TEV Implied Equity Value Implied Unit Price Implied Perpetuity Growth Rate $mm, unless per unit data PV of Terminal EBITDA Multiple UFCF 5.25x 5.50x 5.75x 6.00x 6.25x 5.25x 5.50x 5.75x 6.00x 6.25x 5.25x 5.50x 5.75x 6.00x 6.25x 5.25x 5.50x 5.75x 6.00x 6.25x 10.50% $6,410 $14,477 $14,861 $15,245 $15,630 $16,014 $10,937 $11,321 $11,706 $12,090 $12,474 $58.88 $60.95 $63.02 $65.09 $67.15 (1.0%) (0.5%) (0.0%) 0.4% 0.8% 10.13% 6,464 14,683 15,075 15,466 15,857 16,249 11,143 11,535 11,926 12,318 12,709 59.99 62.10 64.20 66.31 68.42 (1.4%) (0.8%) (0.4%) 0.1% 0.5% 9.75% 6,519 14,894 15,292 15,691 16,090 16,489 11,354 11,752 12,151 12,550 12,949 61.12 63.27 65.42 67.56 69.71 (1.7%) (1.2%) (0.7%) (0.3%) 0.1% 9.38% 6,574 15,108 15,515 15,921 16,327 16,734 11,568 11,975 12,381 12,787 13,194 62.28 64.47 66.65 68.84 71.03 (2.1%) (1.6%) (1.1%) (0.6%) (0.2%) 9.00% 6,630 15,327 15,741 16,156 16,570 16,984 11,787 12,202 12,616 13,030 13,444 63.46 65.69 67.92 70.15 72.38 (2.4%) (1.9%) (1.4%) (1.0%) (0.6%) Note: Discounted cash flow analysis based on cash flows discounted to June 30, 2023. Assumes mid-year discounting convention. (1) Terminal D&A matches terminal total capex. 25 (2) Reflects midpoint of HEP DCF analysis. Source: Management guidance. WACC

DINO | Discounted Cash Flow Analysis (Sensitivity Case) Projected Forecast Period ($mm, unless otherwise noted) 2H2023E 2024E 2025E 2026E 2027E 2028E Terminal Refining $1,224 $1,798 $1,685 $1,328 $1,361 $1,318 $1,318 Marketing 35 70 79 89 100 112 112 272 Renewables 76 197 222 225 272 272 348 Lubricants 134 328 345 339 343 348 428 HEP 208 395 391 397 414 428 (-) Corporate, Other & Eliminations (19) (39) (39) (40) (41) (42) (42) EBITDA $1,658 $2,748 $2,682 $2,339 $2,450 $2,437 $2,437 (1) (-) Depreciation & Amortization (369) (739) (739) (739) (739) (739) (881) EBIT $1,289 $2,009 $1,943 $1,600 $1,711 $1,698 $1,698 (-) Taxes at 20.4% (263) (410) (396) (326) (349) (346) (346) NOPAT $1,026 $1,599 $1,547 $1,274 $1,362 $1,351 $1,351 (+) Depreciation & Amortization 369 739 739 739 739 739 881 (-) Sustaining Capex (489) (846) (787) (728) (605) (751) (781) (-) Discretionary Capex (27) (100) (100) (100) (100) (100) (100) (+/-) Change in NWC -- -- -- -- -- -- -- Unlevered Free Cash Flow ( UFCF ) $879 $1,393 $1,399 $1,184 $1,396 $1,239 $1,351 Discounted Unlevered Free Cash Flows (9.75% WACC) $859 $1,269 $1,161 $896 $962 $778 Present Value of Unlev. FCF (9.75% WACC) $5,924 Terminal EBITDA $2,437 (x) Terminal Multiple 5.75x Terminal Value (Undiscounted) $14,010 Present Value of Terminal Value (9.75% WACC) $8,397 Memo: % of Total TEV 58.6% Memo: Implied Perpetuity Growth Rate (0.4%) Implied TEV $14,322 (-) Debt (3,214) (2) (-) Minority Interest (1,530) (+) Cash 1,204 Implied Equity Value $10,782 (÷) Total Shares Outstanding (mm) 185.8 Implied Share Price $58.04 Sensitivity Analysis Implied TEV Implied Equity Value Implied Unit Price Implied Perpetuity Growth Rate $mm, unless per unit data PV of Terminal EBITDA Multiple UFCF 5.25x 5.50x 5.75x 6.00x 6.25x 5.25x 5.50x 5.75x 6.00x 6.25x 5.25x 5.50x 5.75x 6.00x 6.25x 5.25x 5.50x 5.75x 6.00x 6.25x 10.50% $5,829 $13,214 $13,565 $13,917 $14,269 $14,620 $9,674 $10,025 $10,377 $10,729 $11,080 $52.08 $53.97 $55.87 $57.76 $59.65 (0.6%) (0.1%) 0.4% 0.8% 1.2% 10.13% 5,876 13,401 13,759 14,117 14,476 14,834 9,861 10,219 10,577 10,936 11,294 53.09 55.01 56.94 58.87 60.80 (1.0%) (0.5%) 0.0% 0.4% 0.8% 9.75% 5,924 13,591 13,957 14,322 14,687 15,052 10,052 10,417 10,782 11,147 11,512 54.11 56.08 58.04 60.01 61.98 (1.3%) (0.8%) (0.4%) 0.1% 0.5% 9.38% 5,973 13,786 14,158 14,530 14,902 15,274 10,246 10,618 10,990 11,362 11,735 55.16 57.16 59.17 61.17 63.17 (1.7%) (1.2%) (0.7%) (0.3%) 0.1% 9.00% 6,023 13,985 14,364 14,743 15,122 15,502 10,445 10,824 11,203 11,583 11,962 56.23 58.27 60.31 62.36 64.40 (2.0%) (1.5%) (1.1%) (0.7%) (0.3%) Note: Discounted cash flow analysis based on cash flows discounted to June 30, 2023. Assumes mid-year discounting convention. (1) Terminal D&A matches terminal total capex. 26 (2) Reflects midpoint of HEP DCF analysis. Source: Management guidance. WACC

DINO | Preliminary Illustrative Valuation Analysis – Trading Comparables (1) Methodology Consolidated Metric Reference Range Implied Share Price ($) Unaffected: $41.91 2023E EBITDA $54.41 $71.59 4.25x – 5.25x Current: $57.95 $3,191mm 2024E EBITDA 5.25x – 6.25x $61.72 $77.02 $2,842mm Trading 2023E UFCF 5.25x – 6.75x $42.75 $60.28 Comparables $2,171mm 2024E UFCF 6.25x – 7.75x $45.20 $60.51 $1,896mm Reference Range $51.02 $67.35 $10 $30 $50 $70 $90 Note: Market data as of August 14, 2023. EBITDA metrics shown on a fully consolidated basis. UFCF defined as EBITDA less capex. 27 (1) Based on $2,010mm of net debt as of June 30, 2023 and NCI based on HEP’s current unit price. Source: Management guidance, Wall Street research, FactSet.

CONFIDENTIAL

DINO | Comparable Company Trading Analysis

		Share	Market		TEV/EBITDA		TEV/UFCF[1]		Dividend Yield		Leverage	'23E - '25E CAGR		Trading Liq.
	Company	Price	Cap	TEV	2023E	2024E	2023E	2024E	LQA	2023E	LTM EBITDA[2]	EBITDA	Div.	30-day ADTV
Large Cap.	Marathon Petroleum	$148.54	$59.4	$92.3	5.5x	7.5x	6.4x	9.3x	2.1%	2.1%	1.2x	(17.3%)	7.1%	$416.4
Large Cap.	Phillips 66	114.67	51.1	68.0	5.6x	6.7x	6.9x	8.4x	3.6%	3.6%	1.2x	(9.4%)	4.2%	331.0
Large Cap.	Valero Energy	136.50	48.2	56.6	4.0x	6.0x	4.7x	8.2x	3.0%	3.0%	0.6x	(24.3%)	2.0%	428.4
SMID Cap.	PBF Energy	49.52	6.1	6.1	2.6x	3.7x	4.4x	5.7x	1.7%	1.7%	0.4x	(22.5%)	2.4%	92.3
SMID Cap.	CVR Energy	35.99	3.6	5.0	4.6x	6.6x	5.6x	7.8x	8.2%	8.2%	1.1x	(24.4%)	n.m.	33.1
SMID Cap.	Par Pacific	35.29	2.2	2.6	4.5x	5.9x	5.1x	8.0x	--	--	0.9x	(22.8%)	n.m.	23.6
SMID Cap.	Delek	28.18	1.8	4.3	4.4x	5.7x	7.0x	10.0x	2.8%	2.8%	2.4x	(18.9%)	8.7%	32.5
SMID Cap.	Vertex Energy	4.63	0.4	0.6	5.3x	2.5x	n.m.	4.2x	--	--	3.2x	49.5%	n.m.	14.0
	Mean - 8 Companies				**4.6x**	**5.6x**	**5.7x**	**7.7x**	**3.1%**	**3.1%**	**1.4x**	**(11.3%)**	**4.9%**	**$171.4**
	Median - 8 Companies				**4.5x**	**5.9x**	**5.6x**	**8.1x**	**2.5%**	**2.5%**	**1.2x**	**(20.7%)**	**4.2%**	**$62.7**
	Mean - Large Cap (3 Companies)				**5.0x**	**6.8x**	**6.0x**	**8.6x**	**2.9%**	**2.9%**	**1.0x**	**(17.0%)**	**4.4%**	**$391.9**
	Median - Large Cap (3 Companies)				**5.5x**	**6.7x**	**6.4x**	**8.4x**	**3.0%**	**3.0%**	**1.2x**	**(17.3%)**	**4.2%**	**$416.4**
	Mean - SMID Cap (5 Companies)				**4.3x**	**4.9x**	**5.5x**	**7.1x**	**3.3%**	**3.3%**	**1.6x**	**(7.8%)**	**2.4%**	**$49.7**
	Median - SMID Cap (5 Companies)				**4.5x**	**5.7x**	**5.4x**	**7.8x**	**1.7%**	**1.7%**	**1.1x**	**(22.5%)**	**2.4%**	**$32.5**
	HF Sinclair Corporation (Consensus)	$57.95	$10.8	$14.2	4.7x	5.3x	7.2x	8.0x	3.1%	3.1%	0.8x	(10.5%)	4.4%	$117.1[3]
	HF Sinclair Corporation (Management)	$57.95	$10.8	$14.2	4.5x	5.0x	6.6x	7.5x	3.1%	3.1%	0.8x	(4.9%)	--	$117.1[3]

Note: Market data as of August 14, 2023. Market capitalization and TEV shown in $bn. 30-day ADTV shown in $mm.
(1) UFCF calculated as EBITDA less capex.
(2) LTM EBITDA as of June 30, 2023.
(3) Reflects 30-day ADTV as of May 3, 2023.
Source: FactSet, Public disclosure, Wall Street research, Management guidance.

INTREPID | 28

Volume ('000s) DINO Share Price Performance & Trading Statistics DINO Two-Year Price Performance Unaffected Historical Trading Stats $75 16,000 ADTV ADTV Unaffected Historical Trading VWAP (mm) ($mm) 10-Day 20-Day 30-Day 1-Year $70 VWAP $43.22 $44.50 $45.98 $51.14 (1) Unaffected $41.91 6.5 $271.3 High $45.14 $47.96 $49.78 $65.61 (5/3/23) Low $41.63 $41.63 $41.63 $41.63 $65 Unaffected $43.22 2.7 $115.2 12,000 10-Day DINO $60 $57.95 Unaffected 91% $44.50 2.3 $103.8 20-Day $55 Unaffected $45.98 2.5 $117.1 30-Day $50 8,000 Unaffected $48.22 2.6 $124.8 $45 60-Day Unaffected $40 $49.58 2.4 $118.1 90-Day 4,000 $35 Unaffected $52.72 2.3 $118.8 180-Day $30 Unaffected $51.14 2.3 $115.6 $30.39 1-Year $25 -- Aug-21 Dec-21 Apr-22 Aug-22 Dec-22 Apr-23 Aug-23 Volume DINO Initial Proposal Received Note: Market data as of August 14, 2023. 29 (1) Reflects closing price. Source: FactSet, public disclosure.

Volume (000s) DINO | Historical Price Performance Two-Year Indexed Price Performance $70 16,000 125% $65 14,000 104% $60 $57.95; 91% 12,000 $55 10,000 $50 $45 8,000 $40 6,000 $35 4,000 $30.39 $30 2,000 $25 $20 -- Aug-21 Oct-21 Jan-22 Mar-22 Jun-22 Aug-22 Oct-22 Jan-23 Mar-23 Jun-23 Aug-23 (1) (2) DINO Volume SMID-cap Refiner Peers Large-cap Refiner Peers Note: Market data as of August 14, 2023. 1) SMID-cap Refiner Peers include CVI, DK, and PARR. PBF and VTNR excluded due to extreme price volatility since January 2021. 30 2) Large-cap Refiner Peers include MPC, PSX and VLO. Source: FactSet, public disclosure. Indexed to DINO Share Pirce

DINO | Wall Street Research Summary Selected DINO Selected Target Price and Ratings Ratings Summary Pre-Announcement Post-Announcement Broker Date Target Rating Updated? Target Rating UBS 5/4/23 $58 Hold Yes $53 Hold Bank of America 5/4/23 $64 Buy Yes $62 Buy Hold 4 Piper Sandler & Co. 5/1/23 $73 Buy Yes $70 Buy Mizuho Capital 4/20/23 $68 Buy Yes $56 Buy RBC Capital 4/19/23 $66 Buy Yes $61 Buy Buy Wells Fargo 4/18/23 $52 Buy Yes $60 Buy 8 Goldman Sachs 4/18/23 $58 Buy Yes $63 Buy Scotiabank 4/13/23 $57 Buy Yes $54 Buy Cowen 4/13/23 $50 Hold Yes $44 Hold TPH &Co. 4/10/23 $56 Buy Yes $60 Buy Barclays 4/9/23 $55 Hold No $55 Hold JP Morgan 4/5/23 $57 Hold Yes $57 Hold Max $73 8 Buy $70 8 Buy Median (12 Brokers) $58 4 Hold $59 4 Hold Mean (12 Brokers) $60 $58 Min $50 $44 31 Note: Market data as of August 14, 2023. Price Targets and Ratings reflect select research reports. Source: Wall Street research, Bloomberg.

IV. APPENDIX 32

TAB A: HEP VALUATION ANALYSIS SUPPORT 33

HEP | Weighted Average Cost of Capital (“WACC”) Analysis (1) ($ in billions, unless noted) Adj. Beta Levered Unlevered Market Value Net Debt / Tax Company of Equity Net Debt Preferred Total Cap. Rate 1-yr 3-yr 5-yr 1-yr 3-yr 5-yr Plains All American 10.7 7.1 2.7 35% -- 0.70 0.88 1.07 0.37 0.46 0.56 NuStar Energy 1.9 3.4 0.8 55% -- 0.79 0.84 0.92 0.25 0.26 0.29 Delek Logistics Partners 1.8 1.7 0.0 50% -- 0.69 0.75 1.00 0.35 0.38 0.50 Global Partners 1.2 1.0 0.1 42% -- 0.79 0.89 0.90 0.40 0.45 0.46 Genesis Energy 1.2 3.6 0.8 61% -- 0.96 0.99 1.23 0.20 0.20 0.26 CrossAmerica Partners 0.8 0.8 0.0 50% -- 0.66 0.70 0.73 0.32 0.34 0.36 Mean - All 49% 0.77 0.84 0.98 0.31 0.35 0.40 Median - All 50% 0.74 0.86 0.96 0.33 0.36 0.41 Mean - LT&S 46% 0.73 0.82 1.00 0.32 0.37 0.45 Median - LT&S 39% 0.70 0.84 1.00 0.35 0.38 0.50 Mean - Small Cap MLPs 51% 0.80 0.86 0.96 0.31 0.33 0.36 Median - Small Cap MLPs 50% 0.79 0.89 0.90 0.32 0.34 0.36 Holly Energy Partners $2.7 $1.5 $ -- 35% -- 0.72 0.73 0.62 0.47 0.47 0.40 Cost of Equity and WACC Calculation Cost of Equity Sensitivity Analysis (2) Unlevered Beta Risk-Free Rate 4.3% 0.35 0.40 0.45 0.50 0.55 (3) 0.45 Unlevered Beta 30% 9.0% 9.5% 10.1% 10.6% 11.1% Target Net Debt / Total Cap. 40.0% 35% 9.3% 9.9% 10.4% 11.0% 11.5% Levered Beta 0.75 40% 9.6% 10.2% 10.8% 11.4% 12.0% (4) 7.2% Equity Risk Premium 45% 10.0% 10.7% 11.3% 12.0% 12.6% (5) 1.2% Size Premium 50% 10.5% 11.2% 11.9% 12.6% 13.3% Implied Cost of Equity 10.8% WACC Sensitivity Analysis (6) 7.5% Pre-Tax Cost of Debt Unlevered Beta Tax Rate 0.0% 0.35 0.40 0.45 0.50 0.55 After-Tax Cost of Debt 7.5% 30% 8.6% 8.9% 9.3% 9.7% 10.0% Target Net Debt / Total Cap. 40.0% 35% 8.7% 9.0% 9.4% 9.8% 10.1% (7) 9.5% WACC 40% 8.8% 9.1% 9.5% 9.9% 10.2% 45% 8.9% 9.2% 9.6% 10.0% 10.3% Note: Market data as of August 14, 2023. Balance sheet data as of June 30, 2023. Peers sorted by market value of equity. 50% 9.0% 9.3% 9.7% 10.1% 10.4% (1) Represents historical Bloomberg adjusted beta, regressed weekly against the S&P 500. (2) 30-year treasury yield as of August 14, 2023. (6) Based on YTW of senior unsecured notes recently issued by select peers. (3) βU = βL/(1+D/E x (1-t) + P/E). (7) WACC = (KD x (1- t) x D/(D + E)))+(KE x E / (D + E)). 34 (4) Sourced from Kroll Cost of Capital Navigator – 2022. Source: Bloomberg, 2022 Kroll Valuation Handbook, U.S. Department of the th (5) Represents size premium for CRSP 6 decile as of December 31, 2022 (range of $1.4bn - $2.4bn market capitalization). Treasury, Public disclosure, FactSet. Small Cap. LT&S MLPs Target Net Debt / Target Net Debt / Total Cap. Total Cap.

HEP | Selected Peer Debt Trading Analysis Issuer Maturity Date Amount Security Coupon Issue Rating Price YTW Plains All American Pipeline Sep-30 $750 Sr. Unsecured 3.800% Baa3/BBB- 87.9 5.91% Delek Logistics Jun-28 400 Sr. Unsecured 7.125% B3/BB- 89.8 9.85% NuStar Energy Oct-30 600 Sr. Unsecured 6.375% Ba3/BB- 95.4 7.21% Genesis Energy Apr-30 500 Sr. Unsecured 8.875% B2/B 97.9 9.29% Global Partners Jan-29 350 Sr. Unsecured 6.875% B2/B+ 93.2 8.47% DT Midstream Jun-31 1,000 Sr. Unsecured 4.375% Ba2/BB+ 86.5 6.61% EnLink Midstream Sep-30 1,000 Sr. Unsecured 6.500% Ba1/BB+ 99.9 6.52% Hess Midstream Oct-30 400 Sr. Unsecured 5.500% Ba2/BB+ 92.5 6.83% Sustainability-Linked Kinetik Jun-30 1,000 5.875% Ba1/BB+ 95.5 6.70% Sr. Notes Mean 6.144% 93.2 7.49% Median 6.375% 93.2 6.83% Investment Grade Mean 3.800% 87.9 5.91% Investment Grade Median 3.800% 87.9 5.91% BB Mean 5.958% 93.3 7.29% BB Median 6.125% 94.0 6.76% B Mean 7.875% 95.5 8.88% B Median 7.875% 95.5 8.88% HEP Feb-28 $500 Sr. Unsecured 5.000% Ba3/BB+ 92.9 6.86% Note: Market data as of August 11, 2023. 35 (1) Excludes CAPL, MMLP, USDP and WLKP due to lack of publicly traded and/or comparable debt. Source: Bloomberg, Public disclosure, FactSet. Other BB+ Small Cap. LT&S Peers (1) MLP Peers Midstream

TAB B: DINO VALUATION ANALYSIS SUPPORT 36

DINO | Weighted Average Cost of Capital (“WACC”) Analysis (1) ($ in billions, unless noted) Adj. Beta Levered Unlevered Market Value Net Net Debt / Tax Company of Equity Debt Total Cap. Rate 1-yr 3-yr 5-yr 1-yr 3-yr 5-yr Marathon Petroleum $59.4 $20.3 22% 21% 0.70 0.83 1.26 0.55 0.66 0.99 Phillips 66 51.1 15.7 23% 21% 0.81 0.80 1.00 0.65 0.64 0.80 Valero Energy 48.2 6.2 11% 21% 0.80 0.82 1.15 0.72 0.74 1.05 PBF Energy 6.1 (0.0) (1%) 21% 0.61 0.76 1.25 0.61 0.76 1.25 CVR Energy 3.6 0.8 17% 21% 1.17 0.92 0.95 0.99 0.78 0.80 Par Pacific 2.2 0.4 16% 21% 0.98 1.17 1.19 0.86 1.02 1.04 Delek 1.8 2.1 48% 21% 0.87 0.92 0.91 0.46 0.49 0.48 Vertex Energy 0.4 0.2 31% 21% 1.59 1.27 1.39 1.18 0.94 1.03 Mean - All 21% 0.94 0.94 1.14 0.75 0.75 0.93 Median - All 19% 0.84 0.88 1.17 0.69 0.75 1.01 Mean - Large Cap. Refiners 19% 0.77 0.82 1.14 0.64 0.68 0.95 Median - Large Cap. Refiners 22% 0.80 0.82 1.15 0.65 0.66 0.99 Mean - SMID Cap. Refiners 22% 1.04 1.01 1.14 0.82 0.80 0.92 Median - SMID Cap. Refiners 17% 0.98 0.92 1.19 0.86 0.78 1.03 HF Sinclair $10.8 $2.0 14% 20% 0.76 0.80 1.08 0.66 0.70 0.94 Cost of Equity and WACC Calculation Cost of Equity Sensitivity Analysis (2) Unlevered Beta Risk-Free Rate 4.3% 0.60 0.65 0.70 0.75 0.80 (3) 0.70 Unlevered Beta 10% 9.5% 9.9% 10.3% 10.7% 11.1% Target Net Debt / Total Cap. 20.0% 15% 9.8% 10.2% 10.6% 11.0% 11.4% Levered Beta 0.84 20% 10.0% 10.4% 10.9% 11.3% 11.7% (4) 7.2% Equity Risk Premium 25% 10.3% 10.8% 11.2% 11.7% 12.1% (5) 0.6% Size Premium 30% 10.6% 11.1% 11.6% 12.1% 12.6% Implied Cost of Equity 10.9% WACC Sensitivity Analysis (6) 7.0% Pre-Tax Cost of Debt Unlevered Beta Tax Rate 20.4% 0.60 0.65 0.70 0.75 0.80 10% 9.1% 9.5% 9.8% 10.2% 10.6% After-Tax Cost of Debt 5.6% 15% 9.1% 9.5% 9.8% 10.2% 10.5% Target Net Debt / Total Cap. 20.0% 20% 9.1% 9.5% 9.8% 10.2% 10.5% (7) 9.8% WACC 25% 9.1% 9.5% 9.8% 10.1% 10.5% Note: Market data as of August 14, 2023. Balance sheet data as of June 30, 2023. Peers sorted by market value of equity. 30% 9.1% 9.4% 9.8% 10.1% 10.5% (1) Represents historical Bloomberg adjusted beta, regressed weekly against the S&P 500. (2) 30-year treasury yield as of August 14, 2023. (6) Based on YTW of senior unsecured notes recently issued by select peers. (3) βU = βL/(1+D/E x (1-t)+P/E). (7) WACC = (KD x (1- t) x D/(D + E)))+(KE x E / (D + E)). 37 (4) Sourced from Kroll Cost of Capital Navigator – 2022. Source: Bloomberg, 2022 Kroll Valuation Handbook, U.S. Department of the rd (5) Represents size premium for CRSP 3 decile as of December 31, 2022 (range of $5.9bn - $12.3bn market capitalization). Treasury, Public disclosure, FactSet. Large SMID Cap. Cap. Target Net Debt Target Net Debt / Total Cap. / Total Cap.

DINO | Selected Peer Debt Trading Analysis Issuer Maturity Date Amount Security Coupon Issue Rating Price YTW Marathon Petroleum Apr-28 $496 Sr. Unsecured 3.800% Baa2/BBB 93.0 5.52% Phillips 66 Jun-33 500 Sr. Unsecured 5.300% A3/BBB+ 98.0 5.56% Valero Energy Apr-29 439 Sr. Unsecured 4.000% Baa2/BBB 93.9 5.26% PBF Energy Feb-28 827 Sr. Unsecured 6.000% Ba3/BB 94.0 7.59% CVR Energy Feb-28 400 Sr. Unsecured 5.750% B1/B+ 91.9 7.93% Mean 4.970% 94.2 6.37% Median 5.300% 93.9 5.56% Investment Grade Mean 4.367% 95.0 5.44% Investment Grade Median 4.000% 93.9 5.52% BB Mean 6.000% 94.0 7.59% BB Median 6.000% 94.0 7.59% B Mean 5.750% 91.9 7.93% B Median 5.750% 91.9 7.93% DINO Oct-30 $400 Sr. Unsecured 4.500% Baa3 / BBB- 89.4 6.37% Note: Market data as of August 11, 2023. 38 (1) Excludes PARR due to lack of publicly traded and/or comparable debt. Source: Bloomberg, Public disclosure, FactSet. SMID Cap. Large Cap. Peers (1) Peers

Disclaimer These materials have been prepared by Intrepid Partners, LLC (“Intrepid”) for the Conflicts Committee (the “Committee”) of the Board of Directors of Holly Logistic Services, L.L.C. (the “General Partner”), the ultimate general partner of Holly Energy Partners, L.P. (“HEP”), to whom such materials are directly addressed and delivered. These materials are confidential and may not be used or relied upon by any other person or for any purpose other than as specifically contemplated by a written agreement with Intrepid. These materials have been developed by and are proprietary to Intrepid and were prepared exclusively for the benefit and internal use of the Committee in connection with evaluating the Proposed Transaction with HEP and HF Sinclair Corporation (“DINO”). These materials are based upon information provided by or on behalf of the management of DINO and the General Partner, from public sources, or otherwise reviewed by Intrepid. Intrepid has relied upon and assumes no responsibility for independent investigation or verification of such information and has relied upon such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future performance prepared by or reviewed with management of DINO or the General Partner and/or other potential transaction participants or obtained from public sources, Intrepid has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of DINO, and the General Partner or such other potential transaction participants (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). Actual results may differ materially from such estimates and forecasts. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information, and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past, the present or the future. The materials and related commentary are not intended to provide the only basis for evaluating, and should not be considered a recommendation with respect to, the consideration paid, the proposed transaction or any transaction or other matter. These materials are also subject to the qualifications and limitations described in any accompanying written opinion letter. These materials were compiled on a confidential basis solely for use by the Committee and may not be relied on by any other party (including stakeholders in either entity), even if such parties are provided a copy of these materials. These materials were prepared without a view to public disclosure or filing thereof under state or federal laws, and may not be redistributed, reproduced, distributed, passed to others, transmitted, quoted or referred to, in whole or in part, without the prior written permission of Intrepid in accordance with the terms of our engagement letter with the Committee. These materials speak only as of the date on the cover and Intrepid assumes no obligation to update these materials or inform any recipient of changed circumstances, events or information. These materials were prepared for a specific use by specific persons and were not prepared to conform with any disclosure standards under securities laws or otherwise. In the ordinary course of its business, each of Intrepid and its affiliates may actively trade or hold the securities of DINO, HEP or other parties involved in a proposed transaction for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Intrepid will receive a fee in connection with delivery of an opinion relating to the proposed transaction. These materials do not constitute, nor do they form part of, an offer or solicitation to sell or purchase any securities or instruments and are not a commitment by Intrepid or any of its affiliates to provide, arrange or underwrite any financing for any transaction or to purchase any security in connection therewith. These materials may not reflect information known to other professionals in other business areas of Intrepid and its affiliates. Intrepid and its affiliates do not provide, and the information herein does not constitute, legal, regulatory, accounting, bankruptcy, securities or tax advice. Any statements contained herein as to tax matters were neither written nor intended by Intrepid or its affiliates to be used and cannot be used by any taxpayer for any tax purposes, including but not limited to, the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, regulatory accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described herein.